Exhibit 99.1

JOINT PRESS RELEASE

Faneuil, Inc.	ALJ Regional Holdings, Inc.
Hampton, VA	New York, NY

ALJ REGIONAL HOLDINGS, INC. ANNOUNCES FANEUIL’S CLOSING OF

THE ACQUISITION OF THE BPO AND CONTACT CENTER OPERATIONS

FROM VERTEX BUSINESS SERVICES LLC

NEW YORK, NY and HAMPTON, VA, May 26, 2017 – Faneuil, Inc., a wholly owned subsidiary of ALJ Regional Holdings, Inc. (Nasdaq: ALJJ), today announced the closing of the acquisition of the BPO and contact center operations from Vertex Business Services LLC.

About Faneuil, Inc.

For more than 23 years, Faneuil (www.faneuil.com) has successfully designed, implemented and operated contact centers on behalf of highly regulated government and commercial clients.  Headquartered in Hampton, Virginia, Faneuil provides outsourced customer care and other business processing solutions for an extensive client portfolio nationwide, managing more than 600 million customer interactions each year. Services are provided to customers through multiple channels, including inbound and outbound calling, chat messaging, email, fax, mail correspondence, and face-to-face communications. Utilizing advanced applications and a team of more than 4,500 service professionals, Faneuil delivers broad support to several diverse industries, including utilities, transportation, health and human services, government services and commercial services.

About ALJ Regional Holdings, Inc.

ALJ Regional Holdings, Inc. is the parent company of Faneuil, Inc., a leading provider of outsourcing and co-sourced services to both commercial and government entities in the healthcare, utility, toll and transportation industries; Floors-N-More, LLC, dba Carpets N' More, one of the largest floor covering retailers in Las Vegas and a provider of multiple finishing products for commercial, retail and home builder markets including all types of flooring, countertops, cabinets, window coverings and garage/closet organizers, with five retail locations; and Phoenix Color Corp., a leading manufacturer of book components, educational materials and related products producing value-added components, heavily illustrated books and specialty commercial products using a broad spectrum of materials and decorative technologies.